Exhibit 99.1

FOR IMMEDIATE RELEASE

INVENTURE FOODS, INC. FINALIZES ACQUISITION OF LEADING

FROZEN VEGETABLE PROCESSOR, FRESH FROZEN FOODS, LLC

PHOENIX — Nov. 12, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK) (“Inventure”), a leading specialty food marketer and manufacturer, today announced the completion of the acquisition of substantially all of the assets of  Fresh Frozen Foods, LLC, a branded frozen vegetable processor (“Fresh Frozen”) on Friday, November 8.

The purchase price was $38.375 million plus deferred compensation in the form of an earn-out of up to $3.0 million based on 2014 performance. Inventure entered into a new $60.0 million senior secured term loan and a new $30.0 million senior secured revolving line of credit with a syndicate of lenders led by U.S. Bank National Association pursuant to a Credit Agreement, a Security Agreement and certain other customary ancillary agreements to fund the purchase and repay two existing equipment term loans totaling $8.4 million and the existing revolving line of credit totaling $17.6 million as of November 8, 2013.  Fresh Frozen reported 15% average annual revenue growth over the last three years, with gross revenues over $60.0 million during the most recent 12-month period. Full pro-forma financial statements will be released on or before January 25, 2014. The transaction is expected to be accretive to earnings in 2014.

Headquartered in Georgia, Fresh Frozen is a family-owned, full-service processor and supplier of more than 60 varieties of frozen vegetables and fruits to retail outlets. The acquisition will allow both companies to leverage each other’s sales organizations, distribution channels, and products. Additionally, Inventure will now have year-round freezing operations and be able to freeze blueberries and other fruits in a new region of the country.

“As we learn more about the business, we are even more excited to have finalized this acquisition,” said Terry McDaniel, Chief Executive Officer of Inventure Foods, Inc. “Fresh Frozen is a perfect strategic fit in our healthy/natural portfolio, allowing us to not only diversify into frozen vegetables, but also to meet growing consumer demand for our frozen fruit products. Fresh Frozen along with our current brands strengthens our position in the “Better for You” section of the frozen food aisle.”

“We are fortunate to have Fresh Frozen President Bill Griffin continuing to lead the company into a new era of growth and innovation,” concluded McDaniel.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®.  For further information about Inventure Foods, please visit www.inventurefoods.com.

About Fresh Frozen Foods, LLC

Founded as a family owned and operated business in Jefferson, Georgia in 1975, Fresh Frozen Foods is a full service processor and supplier of more than 60 varieties of IQF vegetables and fruits to retail outlets throughout the Southeast United States and the Caribbean Islands.  In addition to a bulk packaging facility in Jefferson, Georgia, the business has a processing facility in Thomasville, Georgia.  For more information on Fresh Frozen Foods, please visit www.freshfrozenfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding Inventure’s acquisition of Fresh Frozen’s business and its current and future prospects, synergies relating to the transaction, and the potential accretive effect of the transaction on Inventure’s earnings.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

Contact:
Steve Weinberger

623-932-6200

ir@inventurefoods.com